EXHIBIT 23.1


CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Pick-ups Plus, Inc. (the "Company") on Form S-8 for the registering of 3,400,000 shares of common stock, of our report dated March 21, 2001 (except for the third paragraph of Note 2, the date of which is March 28, 2001), on our audits of the financial statements of the Company as of December 31, 2000 and 1999, and for each of the years in the two year period ended December 31, 2000, which report is included in the Company's Annual Report on Form 10-KSB.


                                        /s/ LAZAR LEVINE & FELIX LLP


New York, New York
March 28, 2002


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